Exhibit 2.2

July 16, 2018

To the Chairman of the Audit Committee

Enclosed is our response to the change of auditor notice dated July 13, 2018 in accordance with National Instrument 51-102. We understand that this letter will be reviewed and approved by the Audit Committee, filed with the British Columbia Securities Commission, Alberta Securities Commission, and Ontario Securities Commission prior to July 26, 2018, and included in the information circular accompanying the notice of any meeting of shareholders at which action is to be taken concerning a change in auditor.

Yours very truly,

Chartered Professional Accountants

Encl.

July 16, 2018

To:	British Columbia Securities Commission
Alberta Securities Commission
Ontario Securities Commission

We have read the statements made by Minco Gold Corporation in the attached copy of change of auditor notice dated July 13, 2018, which we understand will be filed pursuant to Section 4.11 of National Instrument 51-102.

We agree with the statements in the change of auditor notice dated July 13, 2018.

Yours very truly,

(Signed) “PricewaterhouseCoopers LLP”

Chartered Professional Accountants